Exhibit 99.5

BioTime’s Subsidiary ReCyte Therapeutics, Inc. Provides Update on Preclinical Development of Vascular Progenitors for the Treatment of Age-Related Vascular Disease

ALAMEDA, Calif.--(BUSINESS WIRE)--April 23, 2012--BioTime, Inc. (NYSE Amex: BTX) announced today that Steven Kessler, Ph.D., Vice President of Research at BioTime’s subsidiary ReCyte Therapeutics, Inc. will provide and update on the development of reprogramming technologies and the generation of patient-specific vascular endothelial cells with essentially 100% purity using proprietary ACTCellerateTM technology.

Dr. Kessler will also describe the use of ACTCellerateTM cell lines to manufacture specific secreted biologically active proteins, and will show animal preclinical data on the use of particular ACTCellerateTM lines as a potential means of improving recovery after stroke.

Also presenting will be ReCyte’s collaborator Shahin Rafii, M.D., the Arthur B. Belfer Professor of Genetic Medicine and Director of the Ansary Stem Cell Institute at Cornell Weill Medical College. Drs. Kessler and Rafii will describe the wide array of age-related degenerative diseases potentially addressed by novel vascular cell therapies, including coronary heart disease afflicting an estimated 82 million Americans, and stroke that caused one out of every 18 deaths in the United States in 2007.

Drs. Kessler’s and Rafii’s presentation will be available for viewing on BioTime’s web site www.biotimeinc.com as well as ReCyte Therapeutics’ web site at www.recytecorp.com.

About ReCyte Therapeutics

ReCyte Therapeutics, Inc. is a majority-owned privately-held subsidiary of BioTime, Inc. ReCyte Therapeutics is developing novel pluripotent stem cell-derived products for the regeneration, repair or protection of diseased or injured tissue, with a particular emphasis on age-related vascular and related disorders. Its product candidates are either cellular or acellular (cell-free), depending on the intended clinical indications, and address major unmet medical needs for effective treatments in areas such as coronary disease, heart failure, stroke, and ischemic injury. In one such application, ReCyte Therapeutics is employing its proprietary ReCyte™ induced pluripotent stem cell (iPS) reprogramming technology to reverse developmental aging of human cells. The renewed cells can be used to generate vascular and blood progenitor cells that may be developed as a means of treating a broad variety of disorders. ReCyte Therapeutics has already demonstrated consistent derivations of human endothelial progenitor cells from pluripotent embryonic stem cell lines under cGMP-compatible culture conditions that approach clinically relevant scale.

ReCyte Therapeutics is also characterizing unique secreted products such as trophic factors and extracellular matrix derived from proprietary human embryonic progenitor cell lines. These products may be developed as acellular therapeutics that can “instruct” normal tissue-resident stem cells in patients to regenerate or repair damaged tissues. Additional information on ReCyte Therapeutics can be found on the web at www.recytecorp.com.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, culture media, and differentiation kits. BioTime's wholly owned subsidiary ES Cell International Pte. Ltd. has produced clinical-grade human embryonic stem cell lines that were derived following principles of Good Manufacturing Practice and currently offers them for use in research. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. Cell Cure's minority shareholder Teva Pharmaceutical Industries has an option to clinically develop and commercialize Cell Cure's OpRegen™ retinal cell product for use in the treatment of age-related macular degeneration. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-DxTM currently being developed for the detection of cancer in blood samples, and therapeutic strategies using vascular progenitor cells engineered to destroy malignant tumors. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's newest subsidiary, LifeMap Sciences, Inc., is developing an online database of the complex cell lineages arising from stem cells to guide basic research and to market BioTime's research products. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low-temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, ReCyte Therapeutics, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, LifeMap Sciences, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Peter Garcia, 510-521-3390, ext 367
Chief Financial Officer
pgarcia@biotimemail.com
or
Judith Segall, 510-521-3390, ext 301
jsegall@biotimemail.com